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                                                                    EXHIBIT 11.1

                     HAMILTON BANCORP INC. AND SUBSIDIARIES
                         EARNINGS PER SHARE COMPUTATION
                  Years Ended December 31, 2000, 1999 and 1998
                 (Dollars in thousands, except per share data)

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                                                                2000            1999              1998
                                                             -----------     -----------      -----------
BASIC:

Weighted average number of common shares outstanding          10,081,147      10,069,898        9,983,208

Net (loss) income                                            $    (5,151)    $    (2,209)     $     7,495

Basic (loss) earnings per share                              $     (0.51)    $     (0.22)     $      0.75

DILUTED:

Weighted average number of common shares outstanding          10,081,147      10,069,898        9,983,208

Potential common shares outstanding - options                    124,298         205,325          407,676
                                                             -----------     -----------      -----------
Total common and potential common shares outstanding          10,205,445      10,275,223       10,390,884

Net (loss) income                                            $    (5,151)    $    (2,209)     $     7,495

Diluted (loss) earnings per share                            $     (0.51)    $     (0.22)     $      0.72

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